UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 ---------------------------- FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 14, 2009 (December 9, 2009) ---------------------------------------------------------- Date of Report (Date of earliest event Reported)

L & L INTERNATIONAL HOLDINGS, INC.

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(Exact name of registrant as specified in its charter)

Nevada	000-32505	91-2103949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

130 Andover Park East, Suite 101, Seattle WA 98188
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(Address of principal executive offices) (Zip Code)

(206) 264-8065

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Registrant’s Telephone Number, Including Area Code

N/A

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Forward Looking Statements

     This Form 8-K and other reports filed by L & L International Holdings, Inc. (the “Registrant” or “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan”, or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in the section of the Registrant’s Form 10-K entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations, and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

     Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward looking statements to conform these statements to actual results.

Item 1.01 Entry into a Material Definitive Agreement

     On December 9, 2009, L & L International Holdings, Inc. (the “Registrant” or “L&L”) executed a revised Acquisition and Capital Increase Agreement (hereinafter the “Revised Agreement”), with Fuchang Wang, the sole equity owner of Hon Shen Coal Co. Ltd. (“Hon Shen”) resulting in more favorable terms than the original Acquisition and Capital Increase Agreement dated October 23, 2009 (“October Agreement”) previously disclosed in our Current Report on Form 8-K filed with the SEC on October 29, 2009, as amended by our Current Report on Form 8-K/A filed on November 4, 2009 (“Form 8-K/A”). Under the Revised Agreement, L&L is required to pay an aggregate RMB 26,400,000 (approximately $3,860,000 USD) instead of the original agreed RMB 55,800,000 (approximately $8,180,000 USD) for its 93% equity ownership in Hon Shen.

     As reported in our prior Current Report on Form 8-K filed with the SEC on July 30, 2009, we previously acquired a 65% equity ownership interest in Hon Shen’s coal washing facilities, which has a combined annual capacity of 300,000 tons between two facilities: a 210,000-ton coal washing plant completed in July 2009 using Dense Medium Separation (DMS) technology, and an existing 90,000-ton plant using jig separation technology.

     Under the Revised Agreement (and similar to the October Agreement), L&L shall increase its equity ownership interest in Hon Shen from a 65% equity ownership interest to a 93% equity ownership in Hon Shen’s coal washing facilities. Under the Revise Agreement, L&L also owns 93% equity interest in Hon Shen’s coking facilities, thus L&L own 93% of the entire Hon Shen’s two distinctive business operations -- a) coal washing and b) coal coking. As reported in our Form 8-K/A filed with the SEC on November 4, 2009, Hon Shen’s coking facilities has a production capacity of 150,000 tons with approximately RMB 150 Million in estimated revenues.

     Under the terms of the October Agreement, L&L’s total consideration due as payment for its acquisition of the additional equity ownership interest in Hon Shen would have totaled RMB 55,800,000 (approximately $8,180,000 USD), which L&L would have had to pay through a combination of cash and common stock over three payments. Under the renegotiated terms of the Revised Agreement, L&L’s total consideration for the additional equity ownership is now RMB 26,400,000 (approximately $3,860,000 USD), which shall be paid as follows: (1) RMB 6,000,000 (approximately $870,000 USD) in cash within three (3) months of the government’s approval of the acquisition and conversion of Hon Shen into a Sino-foreign cooperation company (see related discussion below); and (2) RMB 20,400,000 (approximately $2,990,000 USD) in cash to be paid within two (2) years of the government’s approval of the acquisition and conversion (these two payments are collectively referred to herein as the “Two L&L Payments”). Upon approval of Hon Shen as a Sino-foreign cooperation company, Hon Shen shall change its name to “Yunnan L&L Hon Shen Coal Company Limited.” Mr. Wang agreed to assume all of Hon Shen’s pre-conversion debts and liabilities and shall be liable for any losses incurred by the Registrant and the SFCC (defined below) that result from such pre-conversion debts and liabilities. The Revised Agreement shall be effective on October 23, 2009.

     On December 9, 2009, the Registrant also entered into that certain Cooperative Operation Contract to Establish Yunnan Li Wei Hon Shen Coal Co. Ltd. Agreement (the “Cooperative Agreement”) with Hon Shen’s sole equity owner Mr. Wang, which sets forth the agreements between the parties in connection with the conversion of Hon Shen into a Sino-foreign cooperation company (“SFCC”) and the management of the SFCC. The total registered capital of the SFCC shall be RMB 30,000,000, which shall be injected by both parties over a period of twenty four (24) months after government approval of the SFCC is obtained. L&L shall own a 93% equity ownership interest of the SFCC by its purchase of RMB 26,400,000 of the SFCC’s registered capital through the Two L&L Payments described above. Mr. Wang shall own the remaining 7% equity ownership interest in the SFCC based on his ownership of the remaining RMB 3,600,000 in SFCC’s registered capital, in the form of the Hon Shen’s entire existing coal washing and coking facilities. The SFCC’s name shall be “Yunnan L&L Hon Shen Coal Company Limited” and its board of directors (the “Board”) shall have five (5) total members, consisting of four (4) directors chosen by L&L and one (1) director chosen by Hon Shen. The Chairman of the Board and the SFCC’s President shall be appointed by L&L and Hon Shen shall appoint the Vice Chairman of the Board and the SFCC’s Vice President.

     The SFCC may be terminated, subject to approval by the board of directors and the government, if any of the following occur: (1) bankruptcy of either L&L or Hon Shen; (2) if the SFCC, after an initiation period of 3 years from the Date of Establishment (the “Initiation Period”), fails to reach its business goals and is not able to make a profit in the two years following the Initiation Period; (3) the SFCC suffers: (A) “Significant Damage”, which is defined as an annual loss exceeding 25% of the SFCC’s total registered capital by a single cause in the two years following the Initiation Period, or (B) accumulated damages occurring during the Initiation Period from a single cause exceeding 50% of the SFCC’s total registered capital (except for the cause of force majeur); (4) the SFCC suffers Significant Damage in any fiscal year because its operations are halted for a period of 180 consecutive days (except for stoppages cause by force majeur); (5) bankruptcy of the SFCC or when SFCC’s liabilities exceed its assets, or when SFCC’s business license or permit to operate is revoked, void or not renewed upon expiration; (6) failure of either party to perform its duties under the Cooperative Agreement or misrepresentations by either party, and the breaching party fails to correct or remedy such failure to perform or misrepresentation within 60 days of its receipt of notice of such failure or misrepresentation; (7) both parties mutually agree to terminate the Cooperative Agreement; (8) violation of confidentiality by either party; or (9) breach of the Cooperative Agreement by either party. If the SFCC is dissolved and its assets are liquidated, the proceeds from the liquidation shall first be used to pay any remaining debts and liabilities of the SFCC, and then any remaining amount shall be distributed pro rata according to each party’s equity ownership interest.

     The discussion above provides only a brief description of both agreements and is qualified in its entirety by the full text of the Revised Agreement and the Cooperative Agreement. An English translation of the Revised Agreement is attached hereto as Exhibit 10.1. Copies of the governing agreements, executed in Chinese, are maintained in L&L’s corporate office.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exh. No. Description

10.1	Acquisition and Capital Increase Agreement by and between L&L International Holdings, Inc. and Mr. Wang (Sole Owner of Hon Shen Coal Co. Ltd.) dated December 9, 2009 (English Translation)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L & L INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: December 14, 2009	By: /s/ Dickson V. Lee

Dickson V. Lee,
Chief Executive Officer